SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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            14a-6(e)(2))

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      |_|   Soliciting Material Pursuant to Section 240.14a-12

                              THE KOREA FUND, INC.
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                (Name of Registrant as Specified in its Charter)

                       CITY OF LONDON INVESTMENT GROUP PLC
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       CITY OF LONDON INVESTMENT GROUP PLC
                   o 10 Eastcheap, London, England EC3M 1LX o
           o 1125 Airport Road, Coatesville, PA, United States 19320 o
                      o 30 Cecil Street, Singapore 049712 o

                                                              September 27, 2004

        SUPPORT THE ELECTION OF THE INDEPENDENT NOMINEES(1) TO THE FUND'S
                               BOARD! THEY WILL:

o     BE FREE FROM TIES TO THE FUND'S INVESTMENT MANAGER
o     BE COMMITTED TO GOOD CORPORATE GOVERNANCE
o SUPPORT MEANINGFUL ACTIONS TO NARROW THE FUND'S PERSISTENT DISCOUNT TO NET ASSET VALUE
o     BE COMMITTED TO MAXIMIZING VALUE FOR STOCKHOLDERS

Dear Fellow Stockholder of The Korea Fund, Inc. (the "Fund"):

      This will likely be the final letter you will receive from us in our fight to obtain truly independent representatives on the Fund's Board of Directors (the "Board"). We urge you to consider all of the proxy materials that you have received from us and from the Fund. We believe that you will conclude that the Board is not truly independent or objective, in light of its relationships with the Fund's investment manager, Deutsche Investment Management Americas, Inc. ("DeIM"), and that it is time for a change! Please sign and return the enclosed GOLD proxy card and vote for the election of the Independent Nominees to the Board.

              THE BOARD HAS JUST REFUSED TO LISTEN TO AN IMPORTANT
                   PROPOSAL FROM AN UNAFFILIATED THIRD PARTY

                DOES THAT SOUND TO YOU LIKE AN INDEPENDENT BOARD?

      The Board spares no effort in seeking to persuade you that it is independent and not beholden to DeIM. We believe the facts prove otherwise. ING Barings ("Barings") recently offered to meet with the Board to discuss a proposal Barings believes would benefit the Fund and the Stockholders. Barings promptly was advised that the Board was not interested in meeting to hear Barings' proposal at this time. We understand that Barings wished to present a proposal on behalf of a third party investment manager that is a highly qualified, internationally recognized management firm with extensive experience managing Korean assets. Neither Barings nor the prospective new manager is affiliated with City of London. We believe that the Barings' proposal, described to City of London during a meeting initiated by Barings, would be far more advantageous to the Stockholders than the current arrangements with DeIM. Advisors to the Fund's largest Stockholder, the President and Fellows of Harvard College, have encouraged the Board to consider the Barings Proposal. In a letter to the Board dated September 23, 2004 and publicly filed with the SEC, Harvard states that the Barings' proposal "presents a very credible alternative

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(1) Julian Reid and Chris Russell have no current or prior relationship with the
Fund or DeIM, and are, therefore, herein collectively referred to as the "Independent Nominees."

to the existing management" and "we encourage the Board to consider their proposal." We urge the Board to reconsider its refusal to meet with Barings to hear its proposal!

      Why has the Board refused even to listen to a proposal from another qualified manager? Is it because the Board is more interested in protecting DeIM than protecting the interests of the Stockholders?

      Barings has further advised us that the prospective new manager would support a cash tender in the 40% to 50% range and believes that such a tender would not be harmful to the Fund or the Stockholders. The Board has consistently tried to scare you into believing that a large tender would be harmful to the Fund and that it would be extremely difficult to identify and retain a suitable replacement for DeIM. We have never believed the Fund's rhetoric and, given this latest evidence, neither should you. Harvard has already publicly stated its belief that a tender offer for up to 50% or more of the Shares at net asset value would create value for the Stockholders. Our belief in the importance of a significant tender has been reinforced by the further evidence that an experienced manager appears to concur that such a tender would not be harmful to the Fund.

      Why has the Board made no public disclosure regarding the existence of a potential alternative to DeIM? Does the Board really believe you would not be interested to learn that there is a highly qualified manager who may be prepared to manage the Fund on what we believe is a basis that is more favorable to the Stockholders? Perhaps the Board is concerned that, armed with the truth, the Stockholders will elect to terminate the Fund's investment management agreement with DeIM!

          DON'T LET THE BOARD DISTRACT YOU FROM THE REAL ISSUES BY ITS
                                CONSTANT ATTACKS

      In its latest letter to you, the Fund once again resorts to the same tired name-calling that the Fund and other DeIM-managed funds have used in the past to attack those who challenge their cozy relationship with DeIM. In this instance, the Board accuses us of being an arbitrageur who advocates excessive repurchases by the Fund of its own Shares which would increase the Fund's expense ratio. The Board would like you to believe that our interests are different from yours as part of its effort to discredit the Independent Nominees.

      We urge you not to be distracted by the Fund's tactics. City of London has been a long-term investor in the Fund and intends to remain a Stockholder. We have said this publicly on numerous occasions and have so advised the Fund. Nevertheless, the Fund appears not to want to acknowledge the truth. Moreover, this campaign is not about City of London. It is about limiting the undue influence of DeIM through the election to the Board of two truly Independent Nominees. We have in our previous communications with you cited numerous examples that we believe demonstrate that DeIM exercises too much influence on the Board. You should also know that the only correspondence City of London has received directly from the Board was sent on Deutsche Asset Management letterhead! Is that the way an independent board would behave? The Board's unfounded charges against City of London are merely an attempt to distract you from what we believe are indisputable facts: the Independent Nominees are free of any ties to City of London or DeIM, have significantly more Asian and Korean experience


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

than the Fund's nominees and are committed to acting in the long-term best interest of all of the Stockholders.

      Notwithstanding these facts, Institutional Shareholder Services ("ISS") has recommended that Stockholders vote for the Fund's nominees. This recommendation was not unexpected. ISS made a similar recommendation to the stockholders of The Brazil Fund, Inc., a fund also managed by DeIM and which nominated the same two individuals as the Board has nominated. The stockholders of The Brazil Fund who, unlike ISS, had a real economic interest in the outcome of the election contest, did not follow the ISS recommendation and instead rejected the Fund's nominees. We believe that the stockholders of The Brazil Fund got it right. We urge you to vote in what we believe to be your own best interests and to elect two truly independent and highly qualified members to the Board--the Independent Nominees!

                                    * * * * *

      PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT HAS BEEN PROVIDED. You should not return any proxy card sent to you by the Fund if you wish to vote FOR the election of the Independent Nominees to the Board. If you have already returned the proxy card sent to you by the Fund, you have the right to REVOKE that proxy by signing, dating and mailing a later-dated GOLD proxy card in the envelope provided.

      A GOLD proxy card that is returned to us will be voted as you indicate on it. If a signed GOLD proxy card is returned without a vote indicated thereon, the Shares represented thereby will be voted FOR the election of the Independent Nominees and FOR the termination of the Investment Management Agreement.

      Thank you for your support.

                                             Sincerely yours,


                                             /s/ Barry M. Olliff
                                             Barry M. Olliff
                                             Director
                                             City of London Investment Group PLC


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

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                                    IMPORTANT

             YOU CAN VOTE FOR CITY OF LONDON'S INDEPENDENT NOMINEES
                           ONLY ON THE GOLD PROXY CARD

      A vote to "withhold" in protest against the Board that is voted on the Fund's proxy card is not the same as a vote FOR the Independent Nominees on the GOLD proxy card. In order for your vote to count FOR the Independent Nominees, you must sign, date and return a GOLD proxy card. If you send in a later-dated "withhold" vote on the Fund's proxy card, it may revoke any vote you may have previously sent in FOR the Independent Nominees on the GOLD proxy.

      In order to make certain that your vote counts FOR the Independent Nominees, please make certain that you sign, date and return a GOLD proxy and do not return any later-dated proxies to the Fund. Only your latest-dated proxy counts.

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                       INFORMATION FOR STREET-NAME HOLDERS

      If you hold your Shares in the name of a bank or brokerage firm, your bank or broker must receive your specific instructions before they can vote your Shares. Please make certain that your vote is counted for the Independent Nominees by signing, dating and returning the GOLD proxy card in the envelope provided.

                          Internet and Telephone Voting

      Holders in many banks and brokerage firms will be able to vote by internet or by toll-free telephone. Instructions for internet and telephone voting in most cases will be included on the enclosed GOLD voting form that has been provided by your broker or bank. We urge you to take advantage of the opportunity to vote your GOLD proxy card today by following the instructions on the GOLD voting form for using the internet or toll-free telephone.

      If you have any questions, please contact: Morrow & Co., Inc. 445 Park Avenue, New York, New York 10022. Call toll free: 800-607-0088. Bankers and Brokers Call Collect: 212-754-8000.


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